Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Bert Denton
770-632-8322	212-888-3200

ADVISORY SERVICES RECOMMEND WORLD AIR HOLDINGS

PROPOSED MERGER WITH GLOBAL AERO LOGISTICS

COMPANY PROVIDES FIRST QUARTER 2007 GUIDANCE

PEACHTREE CITY, Ga. (July 10, 2007) – World Air Holdings, Inc. (OTC: WLDA.PK) today announced that Institutional Shareholder Services (ISS) and Glass Lewis & Co., the nation’s two leading independent proxy advisory services, recommend that stockholders vote “for” adoption of the merger agreement among Global Aero Logistics Inc., Hugo Acquisition Corp. and World Air Holdings. A special meeting of stockholders to consider and vote on the adoption of the Agreement and Plan of Merger among Global Aero Logistics, Inc., Hugo Acquisition Corp. and World Air Holdings, as amended June 30, 2007, will be held at World Air Holdings offices, 101 World Dr., Peachtree City, Ga., at 10:00 a.m. July 18, 2007. ISS and Glass Lewis provide voting advice to hundreds of institutional investors, mutual and pension funds, money managers and other fiduciaries.

ISS recommended that World Air Holdings stockholders vote for the proposed merger, citing the auction process and reasonable valuation.

Glass Lewis reported that the offer provides shareholders with a sizeable unaffected premium and is close to a five-year high for the company’s share price. They added that the proposed transaction allows shareholders the ability to realize a return on their investment that may not be as accessible given the stock’s lack of liquidity. Glass Lewis stated that the proposal is in the best interests of the shareholders, considering such factors as the open sales process and the unanimous support of the special committee and the Board of Directors.

The company’s Board of Directors recommends that stockholders vote for adoption of the merger agreement. The company urges stockholders to read the definitive proxy materials and other relevant documents filed with the SEC, which contain important information about World Air Holdings and the proposed transaction. Stockholders who have questions or who need any assistance in voting their shares may contact the company’s proxy solicitor, Innisfree M&A Incorporated, by telephone toll-free at 1-888-750-5834.

With the filing of its third quarter 2006 Form 10-Q and annual report on Form 10-K for 2006 earlier this month, the company is currently on target for the financial filing deadlines required under the amended merger agreement.

First Quarter 2007 Guidance

World Air Holdings revenue for the first quarter 2007 is expected to be in the range of $220 to $225 million or 2 to 4 percent higher than first quarter 2006 and 10 to 12 percent higher than fourth quarter 2006. Increased scheduled service revenue at North American due to maturing African routes contributed to the improvement versus first quarter 2006, while a substantial rebound in troop movement from the unusually low December 2006 levels accounted for an increase in military (Air Mobility Command or AMC) revenue versus fourth quarter 2006.

Our cash and short-term investment position remains relatively strong and is expected to be in the range of $45 to $48 million, driven by the pace of collection of military receivables and other working capital management activities.

First Quarter Operational Highlights

Total consolidated block hours were 22,947, up 11 percent versus the prior year’s first quarter. Block hours were down 111 at World Airways, offset by an increase of 2,450 at North American. At World Airways, aircraft utilization declined slightly to 9.6 hours per aircraft per day, compared to 9.7 hours per aircraft per day in the first quarter a year ago. At North American, aircraft utilization increased to 9.7 hours per aircraft per day, up from 8.0 hours per aircraft per day in the comparable first quarter last year.

Until the company files its first quarter 2007 Form 10-Q, all financial results described in this news release should be considered preliminary and subject to change to reflect any necessary corrections or adjustments.

World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter and scheduled passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004. For further information, go to www.worldairholdings.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the preliminary nature of the 2007 first quarter financial information and the possibility that such information may be revised, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key customer relationships, fluctuations in operating results, the impact of litigation and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. (Reports are available from the company upon request.) These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward-looking statements made by, or on behalf of, the company in the release.

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